EXHIBIT 19.1
FIRSTCASH HOLDINGS, INC.
Insider Trading Policy
Dated as of April 26, 2023
This Insider Trading Policy (this “Policy”) describes the standards of FirstCash Holdings, Inc. and its subsidiaries (the “Company”) with respect to trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy applies to all directors, officers, and employees of the Company (collectively, “Covered Persons”). Any questions related to this Policy should be directed to the Company’s Chief Financial Officer.
One of the principal purposes of the federal securities laws is to prohibit insider trading. Insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.”
Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. In addition to legal penalties, employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause.
Material Non-Public Information
Material Information
Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Examples of material information include:
i.Unpublished financial results;
ii.changes in earnings estimates or unusual gains or losses in major operations;
iii.earnings that are inconsistent with the consensus expectations of the investment community;
iv.significant changes in the Company’s prospects or objectives;
v.changes in dividend policies, share repurchases or other capital plans;

vi.significant regulatory or legislative developments affecting the Company;
vii.a change in or other development regarding senior management;
viii.changes in auditors or auditor notification that the Company can no longer rely on an auditor’s report;
ix.an offering of additional securities; and
x.proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets.
Non-Public Information
Essentially, information is “non-public” if it has not been made available to the general public. To be public, the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given a reasonable opportunity to react to the information. Even after public disclosure of information about the Company, a person possessing such information must wait until the beginning of the second full trading day after the date the information was publicly disclosed before he or she can treat the information as public.
Non-public information may include information available to a select group of analysts or brokers or institutional investors and information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.
Statement of Policy
Transactions in the Possession of Material Non-Public Information
No Covered Person, or any of their immediate family members, may:
i.purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company; or
ii.purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company.

Other Prohibited Transactions
Additionally, Covered Persons are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Company’s Chief Financial Officer.
i.Short-term trading. Any Covered Person who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
ii.Short sales. Covered Persons may not sell the Company’s securities short (i.e., a sale of a security that the seller does not own).
iii.Publicly-traded options. Covered Persons may not buy or sell put options, call options, or other derivative securities on the Company’s securities.
iv.Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
Unauthorized Disclosures
i.Confidentiality. You should treat all information that you receive about the Company or its relationships with third parties as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risks of investigation and litigation. No director, officer or other employee of the Company should disclosure non-public information to anyone (even substantial numbers of employees), except other personnel of the Company who need to know the information to perform their duties.
ii.External Communications. All external communications about the Company must be made through designated Company spokespersons authorized to speak for the Company (see the Company’s Regulation FD Policy). Unless you are expressly authorized to do so in the performance of your duties, you should not discuss internal matters concerning the Company with anyone outside of the Company. This prohibition applies specifically (but not exclusively) to inquiries from the press and members of the financial community. If you receive any inquiries of this nature, you should decline comment and refer the inquiry to Investor Relations.
Please note that it is inappropriate for any unauthorized person to disclose Company information on the Internet, including in investment-oriented forums (chat rooms) where companies and their prospects are discussed. The posts in these forums are often made by persons who may be poorly informed or, in some cases, malicious or manipulative and who intend to benefit their own stock positions. Accordingly, no director, officer, other employee or other party related to the Company may discuss the Company or Company-related information in such a forum regardless of the situation. Posts in these forums can result in the disclosure of material non-public information and may bring significant legal and financial risk to the Company and are therefore prohibited. You should also not disclose any information about the Company on social media platforms, such as Facebook and Twitter.
Permitted Transactions
The trading restrictions of this Policy do not apply to the following types of transactions.
i.401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. The trading restrictions of this Policy do apply, however, to elections made under the Company’s 401(k) plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
ii.Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.
iii.Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock.
iv.Transactions made pursuant to a Rule 10b5-1 Plan. This Policy does not apply to transactions involving Company securities that are made pursuant to a pre-approved Rule 10b5-1 Plan. Generally speaking, Rule 10b5-1 Plans are non-discretionary plans for purchases or sales of a registrant’s stock. Such plans are established during an open window and then permit purchases or sales during quarterly and special blackout periods. The trading plan must be pre-approved (such plan, an “Approved

Rule 10b5-1 Plan”) and shall include specific terms, including triggering purchases or sales based on timing schedules and/or the occurrence of certain events as set forth in this section. A copy of any such proposed Rule 10b5-1 Plan must be provided to the Chief Financial Officer for review and approval no later than two (2) weeks prior to the proposed entry of the Rule 10b-5 Plan, which approval may be granted or withheld in the discretion of the Chief Financial Officer, the Chief Executive Officer, or the Board of Directors or a committee thereof.
Approved Rule 10b5-1 Plans must include specific terms and conditions, including those set forth below:
Any individual entering into a Rule 10b5-1 Plan is required to act in good faith. A compliant Rule 10b5-1 Plan must be entered into during an open window when the Covered Person is not in possession of material nonpublic information. In addition, the trading instruction must (a) specify the amount, the price and the date on which securities are to be purchased or sold, (b) include a written formula, algorithm, or computer program, for determining the amount, price and date for each sale or purchase and (c) not permit the employee to exercise any subsequent influence over how, when or whether to effect purchases or sales.
For any individual other than a Section 16 Filer, a Rule 10b5-1 Plan must include a mandatory cooling-off period of at least 30 days after the adoption of the plan.
For trading plans entered into by Section 16 Filers to qualify for the affirmative defense under Rule 10b5-1, the Rule 10b5-1 Plan must include a mandatory cooling-off period of the later of (1) 90 days following plan adoption or modification or (2) two business days following disclosure in a periodic report of FCFS’s financial results for that fiscal quarter; in any event, the required cooling-off period need not exceed 120 days. Should a Section 16 Filer adopt or modify a Rule 10b5-1 Plan, he or she must provide a certification in the Rule 10b5-1 Plan that he or she was unaware of any material nonpublic information about FCFS at the time of adoption or modification and that the Rule 10b5-1 Plan was made in good faith.
An individual may not use multiple overlapping Rule 10b5-1 Plans and may only have one “single-trade” plan during any consecutive 12-month period.
For purposes of this Policy, the term “Section 16 Filer” shall mean all Board Directors and executive officers periodically (typically annually) designated by the Board of Directors as being an “officer”‘ in accordance with Rule 16a-1(f) of the Securities and Exchange Act of 1934, as amended. A Section 16 Filer is subject to additional restrictions and notice requirements, as partially addressed in this Policy, including reporting of transaction in FCFS securities on SEC Forms 4 and 5 when applicable.
Additional Policies applicable to Directors, Officers and Other Designated Persons
In addition to the trading restrictions set forth above, the Company’s directors, officers and certain other designated employees who have access to material non-public information about the Company (the “Designated Persons”) are subject to the following restrictions and requirements. The Designated Persons who are subject to these additional restrictions and requirements are listed on the attached Appendix A. All directors, officers and Designated Person must sign and return to the Company a written acknowledgment and certification that he or she has received a copy of this Policy, has read and understands the policy, and agrees to be governed by and comply with this Policy. Such written acknowledgment and certification shall be in the form attached as Appendix B.
Blackout Periods
Directors, officers and Designated Persons are prohibited from trading in the Company’s securities during any blackout period. Quarterly blackout periods begin at the close of the market 15 days before the end of each fiscal quarter and end at the beginning of the second full trading day following the date the Company’s quarterly earnings are released. Therefore, the trading windows during which directors, officers and Designated Persons may trade in the Company’s securities, subject to the other requirements and restrictions of this Policy, begin on the second full trading day after the date of the release of the Company’s quarterly earnings and end 15 days prior to the end of the next fiscal quarter. By way of illustration, if the Company releases its quarterly earnings on Monday, either before the market opens or after the market opens, the quarterly blackout period would expire at the beginning of the day on Wednesday (assuming that Tuesday was a full trading day). Additionally, from time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may require the Company to impose special blackout periods during which directors, officers and other specified persons are prohibited from trading in the Company’s securities. These restrictions also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control. These restrictions do not, however, apply to the Permitted Transactions set forth above.
Pre-clearance of Securities Transactions
Because directors, officers and Designated Persons are likely to obtain material non-public information on a regular basis, the Company requires all directors, officers and Designated Persons to refrain from trading, even during a trading window, without first pre-clearing all transactions in the Company’s securities. Unless otherwise set forth herein, no director, officer or Designated Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Company’s Chief Executive Officer or Chief Financial Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control. Pre-clearance is not required for any Permitted Transactions set forth above. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Section 16 Filer should be instructed to send duplicate confirmations of all such transactions to the Chief Financial Officer.
Section 16 Filing Requirements
All Section 16 Filers must file a Form 4 with the SEC reporting any change in such person’s ownership of FCFS securities at any time (other than through certain exempt transactions) including transactions pursuant to an Approved 10b5-1 Plan. A Section 16 Filer is required to indicate by checkbox on the Form 4 whether a reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c). Additionally, bona fide gifts of stock must be reported by the Section 16 Filer. The Form 4 must be filed no later than the second business day following the execution date of the transaction or gift.
Moreover, Section 16 Filers may also be required to file a Form 5 with the SEC no later than 45 days after the Company’s fiscal year-end. A Form 5 is only required from a Section 16 Filer when at least one transaction, because of an exemption or failure to earlier report, was not reported during the year. For example, some transactions, such as certain purchases of less than $10,000 in a six-month period, don’t have to be reported on Form 4 when they occur but do have to be reported on Form 5. A Section 16 Filer is required to indicate by checkbox on the Form 5 whether any reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c). The number and types of transactions eligible for Form 5 reporting are very limited.
Margin Accounts and Pledges
As a general rule, Designated Persons may not purchase Company securities on margin. They may be permitted to borrow against Company securities held in a margin account or pledge any Company securities as collateral for a loan where the Company determines, on a case by case basis, that such a pledge would not pose a material risk to the Company or its stockholders. In making such a determination, the Company will look at the financial capacity of the Designated Person to repay the loan without resort to the pledged securities, the value of the pledged securities relative to the total loan amount (with an expectation that such loan amount would not exceed 50% of the value of the pledged securities) and the Designated Person’s compliance with any applicable stock ownership guidelines. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Chief Executive Officer and Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge and provide such information as may be requested;

provided, however, that any pledges by the Company’s executive officers or directors must be also be approved by the Audit Committee or Audit Committee chair.
Company Assistance
Any person who has a question about this policy statement or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Financial Officer.
Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

APPENDIX A
DESIGNATED PERSONS

All employees in the following categories are considered “Designated Persons” for purposes of this Policy.
•All directors (board members)
•All officers with the title (or equivalent functionality) of vice president or higher.
•Finance and accounting personnel who are involved in the financial reporting process.
•Legal department personnel who are involved in financial (and other material events) reporting and board interactions.
•Investor relations personnel who prepare/facilitate earnings releases, investor meetings/presentations.
•Internal audit personnel who assist the independent auditors or finance in internal controls evaluations or the financial reporting process.
•Executive/administrative assistants who are presumed to have regular access to material non-public information about the company.

APPENDIX B

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by and comply with such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

______________________________ (Signature)
______________________________ (Please print name)
Date: ________________________